SCHEDULE 14C INFORMATION

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RxBids

(Name of Registrant as Specified in its Charter)

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Contact Person:

Branden T. Burningham, Esq.

Suite 205, 455 East 500 South Street

Salt Lake City, Utah 84111

Tel: 801-363-7411; Fax: 801-355-7126

RxBids

9050 W. Warm Springs Rd. #12-2129

Las Vegas, Nevada 89148

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND A PROXY

INTRODUCTION

This Information Statement is being furnished to the stockholders of RxBids, a Nevada corporation [the “Company,” “RxBids,” “we”, “our” or “us” or words of similar import]), regarding certain amendments to our Articles of Incorporation and our Amended and Restated Articles of Incorporation. The amendments: (i) amend Article IV of our Articles of Incorporation to increase our authorized common stock from twenty million (20,000,000) shares to one hundred million (100,000,000) shares, while retaining the par value at one cent ($0.01) per share; (ii) amend Article IV of our Articles of Incorporation to create a class of ten million (10,000,000) shares of preferred stock having a par value of one cent ($0.01) per share, with the Company’s Board of Directors to have the right to set the series, classes, rights and preferences of such preferred stock without stockholder approval; (iii) delete a provision from Article IV of our Articles of Incorporation that provides that “the holder of a bond, debenture or other obligation of the corporation may have any of the rights of a stockholder”;  (iv) add a provision to Article VIII of our Articles of Incorporation to permit our Board of Directors, without stockholder approval, to amend the Company’s Articles of Incorporation to change the Company’s name to any name that conforms with any business or industry that the Board of Directors determines that the Company should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the Company; (v) add a provision to Article VIII of our Articles of Incorporation to permit the Company’s Board of Directors, without the approval of the stockholders, to adopt any re-capitalization affecting the outstanding securities of the Company by effecting a forward or reverse split of all of the outstanding securities of the Company, with appropriate adjustments to the Company’s capital accounts; and (vi) add a provision to Article VI our Articles of Incorporation to exempt the Company from the Nevada Control Share Acquisitions Act, consistent with Article 8.04 of the Company’s Bylaws and NRS Section 78.378.

Our Amended and Restated Articles of Incorporation were unanimously adopted by our Board of Directors and Company stockholders who collectively beneficially own 2,933,001 shares of our common stock, or approximately 55.6% of our outstanding voting securities (the “Majority Stockholders”), on October 1, 2010.  No other votes were required or necessary to adopt these amendments and the Amended and Restated Articles of Incorporation, and none are being solicited hereunder. See the captions “Voting Securities and Principal Holders Thereof” and “Amendments and Amended and Restated Articles of Incorporation and Vote Required for Approval,” herein.

The names and number of shares held by the Majority Stockholders are as follows:

No. of Shares

Percentage of

Name

Beneficially Owned

Outstanding Shares

Mack Bradley

2,000,000

37.9%

Russel K. Christensen and

   250,000

  4.7%

Kathleen W. Christensen

Thomas J. Howells

   174,334

  3.3%

Travis T. Jenson

   174,334

  3.3%

Kelly Trimble

   174,333

  3.3%

Trescha Peeples

   160,000

  3.0%

Totals

2,933,001

55.6%

Our Amended and Restated Articles of Incorporation will become effective on the opening of business on November 12, 2010, or a date that is at least 21 days from the mailing of this Information Statement to our shareholders. Our Amended and Restated Articles of Incorporation are the only matters covered by this Information Statement.

APPROXIMATE DATE OF MAILING: October 22, 2010.

The following constitutes the full text of our Amended and Restated Articles of Incorporation:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

RXBIDS

ARTICLE I

NAME: The name of the corporation is “RxBids” (the “Corporation”).

ARTICLE II

RESIDENT AGENT NAME AND STREET ADDRESS:  The name of the resident agent for service of process is Mack Bradley, located at 9050 West Warm Springs Road, #12-2129, Las Vegas, Nevada 89148.

ARTICLE III

PURPOSE:  The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

ARTICLE IV

SHARES OF STOCK:  Number of Shares- The total number of shares of authorized capital stock of the Corporation shall consist of One Hundred Ten Million (110,000,000) shares, designated as One Hundred Million (100,000,000) shares of common voting stock with a par value of one cent ($0.01) per share and Ten Million (10,000,000) shares of preferred stock with a par value of one cent ($0.01) per share.

Classes and Series - Per NRS 78.035, the Board of Directors is authorized to fix and determine in a resolution the classes, series and numbers of each class or series as provided in NRS 78.195 and 78.196, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the pertinent resolution or resolutions.

No Preemptive Rights - Holders of the common stock of the Corporation shall not have any preference, preemptive right or right of subscription to acquire any shares of the Corporation authorized, issued or sold, or to be authorized, issued or sold and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, that the Board of Directors may determine from time to time.

Non-Assessability - The common stock of the Corporation, after the amount of the subscription price has been paid, in money, property or services, as the Board of Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE V

DIRECTORS:  Governing Board - The members of the Governing Board of the Corporation shall be styled as Directors.

Change in Number of Directors - The number of directors may be increased or decreased by a duly adopted amendment to the Bylaws of the Corporation or by a resolution representing all or a quorum of the Governing Board, pursuant to NRS 78.115.

ARTICLE VI

DIRECTORS' AND OFFICERS' LIABILITY:  A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for acts or omissions which involve fraud or a knowing violation of the law.

Any repeal, modification or amendment of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Control Share Acquisitions:  The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

ARTICLE VII

INDEMNITY:  Every person who was or is a party to, or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is a legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against any and all expenses, liability or loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.  Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the stockholders or Board of Directors may adopt bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would otherwise have the power to indemnify such person.

ARTICLE VIII

AMENDMENTS:  Except with respect to amending the non-assessability of shares per Article IV, this Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation or its Bylaws in the manner now or hereafter prescribed by statute or by these Amended and Restated Articles of Incorporation or by the corporation's Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE THE CORPORATION’S NAME:  The Board of Directors, without the approval of the stockholders, may amend the Articles of Incorporation to change the name of the Corporation to any name that conforms with any business or industry that the Board of Directors determines that the Corporation should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the Corporation.

RE-CAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES: The Board of Directors, without the approval of the stockholders, may adopt any re-capitalization affecting the outstanding securities of the Corporation by effecting a forward or reverse split of all of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation’s capital accounts.

ARTICLE IX

POWERS OF DIRECTORS:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1)

Subject to the Bylaws, if any, adopted by the stockholders, to make, alter, or repeal the Bylaws of the Corporation;

2)

To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

3)

To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

4)

To set apart out of any of the funds of the Corporation available for distributions a reserve or reserves for any proper purpose and to abolish any such reserve;

5)

By resolution, to designate one or more committees, each committee to consist of at least one director of the Corporation, which, to the extent provided in the resolution or the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors; and

6)

To authorize the Corporation by its officers or agents to exercise all such powers to do all such acts and things as may be exercised or done by the Corporation, except and to the extent that any such statute shall require action by the stockholders of the Corporation with regard to the exercising of any power or the doing of any such act or thing.

In addition to the powers and authorities herein or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise provided herein and by law.

IN WITNESS WHEREOF, by order of the Board of Directors, the President has signed these Amended and Restated Articles of Incorporation under penalty of perjury this ___day of ____________, 2010 with an effective date of ______________, 2010.

                                                                                                                ______________________________

Mack Bradley, President

END OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

REASONS FOR THE ADOPTION OF THE AMENDMENTS AND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

With the exception of the following, our Articles of Incorporation remain substantially unchanged:

Increase in Authorized Common Shares.

The Company’s Articles of Incorporation currently authorize the issuance of up to 20,000,000 shares of common stock having a par value of one cent ($0.01) per share, and there are currently 5,274,400 such shares issued and outstanding.  This figure represents approximately 26.4% of our currently authorized common stock.  Our Board of Directors and the Majority Stockholders believe that an increase to 100,000,000 authorized common shares will provide the Company with a sufficient number of available shares for various corporate purposes, including the sale of common stock and securities convertible into common stock, as well as acquisitions, share dividends, and options.  As of the date hereof, we do not have any specific plans to engage in any such transactions.

The increase in the Company’s authorized shares of common stock may have the effect of preventing or delaying the acquisition by third parties of a controlling interest in the Company.  Our ability to issue a vastly increased number of voting securities may lead to an increase in the number of votes required in order to approve a change in control of RxBids and may make it substantially more difficult for third parties to gain control of RxBids through a tender offer, proxy contest, merger or other transaction.  The ability to prevent a change in control may deprive our stockholders of any benefits that may result from such a change in control, including the potential realization of a premium over the market price for our common stock that such a transaction may cause.  Furthermore, the issuance of a large block of additional shares to parties who may be deemed “friendly” to our Board of Directors may make it more difficult to remove incumbent directors from office, even if such removal would benefit our common stockholders.  Despite these potential anti-takeover effects, however, the Board of Directors and the Majority Stockholders believe that the financial flexibility afforded by an increase in our authorized common shares outweighs any potential disadvantages.  The Board of Directors and the Majority Stockholders have adopted the resolution with a view to such flexibility, and not with a view to its potential anti-takeover effects.  Our management and our Board of Directors have no present intention to use the increased number of authorized common shares for any anti-takeover purpose.

The Company’s issuance of any additional shares of common stock may dilute both the equity interests and the earnings per share of our existing common stockholders.  Such dilution may be substantial, depending on the number of shares issued.  The newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock. The amendment of our Articles of Incorporation to increase our authorized common shares will not have any material effect on the Company’s business operations or reporting requirements with the Securities and Exchange Commission, other than the requirement that we file a Current Report on Form 8-K with respect to such amendment.

Creation of a Class of Preferred Stock.

The Company does not currently have an authorized class of preferred stock.  As with the increase in the number of authorized common shares, the Company’s Board of Directors and the Majority Stockholders believe that the creation of a class of 10,000,000 shares of preferred stock, with a par value of one cent ($0.01) per share, will provide additional flexibility in the Company’s efforts to raise additional capital.  The Board of Directors will have the right to set the series, classes, rights, privileges and preferences of the preferred stock and of any class or series thereof, without stockholder approval.  As a result, any series or class of preferred stock may have preferential voting rights, liquidation rights or other rights with respect to our class of common stock.  There are no current arrangements by which the Company would create any such series or class, designate its rights, privileges and preferences, or issue any such shares.  However, the class of preferred stock may become important in the discussion of any potential financing , merger or acquisition that we may decide to pursue in the future.

Removal of Potentially Equivalent Treatment of Creditors and Stockholders.

As it currently exists, Article IV of our Articles of Incorporation provides that “the holder of a bond, debenture or other obligation of the corporation may have any of the rights of a stockholder in the corporation.”  This is a highly unusual provision that may give the holders of debt obligations voting rights, dissenter’s rights and other rights that are typically accorded only to the holders of a company’s equity securities.  The existence of such a provision may make it more difficult for the Company to raise equity financing or to issue its shares in connection with a merger or acquisition transaction because of the potential for future debt issuances that may effectively dilute the rights of the Company’s equity holders.  The Board of Directors and the Majority Stockholders wish to eliminate this uncertainty by removing the above-referenced provision.  The holders of the Company’s debt, which consists of cash advances that have been made on the Company’s behalf, have consented in writing to such removal and have waived any rights that they may otherwise have had pursuant to the above-referenced provision.

Board of Director Authority to Effect a Name Change.

Article VIII of our Amended and Restated Articles of Incorporation will authorize our Board of Directors to amend our Articles of Incorporation to change the Company’s name to any name that conforms with any business or industry that the Board of Directors determines that the Company should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the Corporation. Our Board of Directors and our Majority Stockholders believe that our ability to quickly change our name to reflect any industry in which we make an acquisition is essential to any discussion in this respect. There are no current arrangements with our Company that would result in a name change.

Board of Directors’ Authority to Effect Re-Capitalizations in the Form of Forward and Reverse Splits of our Outstanding Securities.

Our Board of Directors and the Majority Stockholders believe that due to the lack of established trading market for our common stock and the unknown nature of any future acquisition that the power to effect re-capitalizations that can deal with these issues in a fast and efficient manner is necessary. Also, if shareholder approval is not required of such actions, the time, cost and expense associated with a re-capitalization can be substantially eliminated by this addition to Article VIII.

The Board of Directors’ ability to effect re-capitalizations without stockholder approval may have the effect of preventing or delaying the acquisition by third parties of a controlling interest in the Company.  For example, in the event of a large reverse split of our outstanding shares, our resulting ability to issue a much increased number of voting securities may lead to an increase in the number of votes required in order to approve a change in control of RxBids and may make it substantially more difficult for third parties to gain control of RxBids through a tender offer, proxy contest, merger or other transaction. The ability to prevent a change in control may deprive our stockholders of any benefits that may result from such a change in control, including the potential realization of a premium over the market price for our common stock that such a transaction may cause. Furthermore, the issuance of a large block of additional shares to parties who may be deemed “friendly” to our Board of Directors may make it more difficult to remove incumbent directors from office, even if such removal would benefit our common stockholders.  Despite these potential anti-takeover effects, however, the Board of Directors and the Majority Stockholders believe that the financial flexibility afforded by the ability to quickly and inexpensively effectuate recapitalizations outweighs any potential disadvantages.  The Board of Directors and the Majority Stockholders have adopted this resolution with a view to such flexibility, and not with a view to its potential anti-takeover effects.  We have no present intention to effectuate any re-capitalization for any anti-takeover purpose.

In the event of a reverse split of our outstanding shares, the Company’s ability to issue additional shares of common stock may dilute both the equity interests and the earnings per share of our existing common stockholders. Such dilution may be substantial, depending on the number of shares issued.

Exemption from the Control Share Acquisitions Act.

Under the Nevada Control Share Acquisitions Act, Sections 78.378 through 78.3793, inclusive of the Nevada Revised Statutes (the “NRS”), stockholders who acquire a controlling interest in a Nevada publicly-held corporation may not vote their control shares unless the voting rights are approved by the holders of a majority of the voting power of the corporation.

Section 78.378 of the NRS provides that a Nevada corporation’s Articles of Incorporation or bylaws may provide that the Nevada Control Share Acquisitions Act do not apply to such corporation.  Article 8.04 of the Company’s Bylaws contains language opting out of the Nevada Act.  Our Articles of Incorporation currently do not address the Nevada Act.  Article VI of our Amended and Restated Articles of Incorporation will contain language that carries our Bylaws’ exemption from the Nevada Act over into our Articles of Incorporation.

The Company’s Board of Directors and the Majority Stockholders believe that it will make the Company a more attractive candidate for a merger or acquisition transaction if the Company has opted out of the Nevada Control Share Acquisitions Act, because any entities that acquire a controlling interest in the Company will want to ensure that the securities that they acquire in any such transaction will have full voting rights.  We believe that this will be ensured by memorializing the “opt out” language in our Amended and Restated Articles of Incorporation as well as our Bylaws.  Furthermore, our Board of Directors may amend our Bylaws without stockholder approval, but any amendment to our Articles of Incorporation requires approval of both our Board of Directors and our stockholders. Therefore, the Board of Directors and the Majority Stockholders believe that the “opt out” language is less likely to be removed by any subsequent Board of Directors if it is also contained in our Amended and Restated Articles of Incorporation.

DISSENTERS’ RIGHTS

There are no dissenters’ rights applicable with respect to the amendments to our Articles of Incorporation or the adoption of our Amended and Restated Articles of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the amendments or our Amended and Restated Articles of Incorporation which is not shared by all other shareholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities.

The securities that would have been entitled to vote if a meeting was required to have been held regarding these amendments to our Articles of Incorporation and the adoption of our Amended and Restated Articles of Incorporation consist of shares of our common stock. Each share of our common stock is entitled to one vote. The number of outstanding shares of our common stock at the close of business on September 27, 2010, the record date for determining our stockholders who would have been entitled to notice of and to vote on the amendments to our Articles of Incorporation and the adoption of our Amended and Restated Articles of Incorporation, was 5,274,400 shares.

Security Ownership of Principal Holders and Management.

The following table sets forth certain information as of September 27, 2010, regarding current beneficial ownership of the shares of our common stock by: (i) each person known by us to own more than 5% of the outstanding shares of our common stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. The information presented is based upon 5,274,400 outstanding shares of our common stock.

Ownership of Officers and Directors and Principal Stockholders

		Number of Shares	Percentage
Name and Address	Position	Beneficially Owned	Of Class

Officers and Directors

Mack Bradley	President	2,000,000	37.9%
9050 West Warm Springs Road #12-2129	Director
Las Vegas, Nevada 89148

Todd L. Albiston	Director	0	0
8346 S. Viscounti Drive
Sandy, Utah 84093

Directors as a Group:		2,000,000	37.9%

Principal Stockholders:

Russel K. Christensen and Kathleen W. Christensen		250,000	4.7%
2024 Glenview Drive
Las Vegas, Nevada 89134

Kelly Trimble		174,333	3.3%
4685 S. Highland Drive #202
Salt Lake City, Utah 84117

Thomas J. Howells		173,334	3.3%
4685 S. Highland Drive #202
Salt Lake City, Utah 84117

Travis Jenson		173,334	3.3%
4685 S. Highland Drive #202 Salt Lake City, Utah 84117

Trescha Peeples		160,000	3.0%
29713 N. 126th Ave.
Peoria, Arizona 89441

Changes in Control.

There are no present contractual arrangements or pledges of our securities that may result in a change in control of our Company; however we are constantly looking for acquisitions that would be beneficial to us, and, based upon our limited resources and assets and our current liabilities, any such transaction that was completed would no doubt result in a change in control of our Company.

VOTE REQUIRED FOR APPROVAL AND EFFECTIVE DATE

Nevada Law.

Section 390 of the NRS provides that every amendment to the Articles of Incorporation of a corporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of persons owning a majority of the securities entitled to vote on any such amendment. Sections 315 and 320, respectively, provide that the Board of Directors, by unanimous written consent, and persons owning the required majority of voting securities necessary to adopt any action that would otherwise be required to be submitted to a meeting of shareholders, may adopt such action without a meeting by written consent.

Resolutions to effect these amendments were unanimously adopted by our Board of Directors and the Majority Stockholders on October 1, 2010.  The Majority Stockholders own approximately 55.6% of our outstanding voting securities. No other votes or consents are required or necessary to effect the amendments to our Articles of Incorporation or to adopt the Amended and Restated Articles of Incorporation.

Effective Date of Amendments.

The effective date of the amendments and our Amended and Restated Articles of Incorporation will be on the opening of business on November 12, 2010, or a date that is 21 days from the mailing of this Information Statement to our shareholders.

NOTICE

THE MAJORITY SHAREHOLDERS OF OUR COMPANY HAVE CONSENTED TO THE ADOPTION OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION BY OWNING IN EXCESS OF THE REQUIRED NUMBER OF OUR OUTSTANDING VOTING SECURITIES TO ADOPT THESE AMENDMENTS UNDER NEVADA LAW, AND HAVE DONE SO. NO FURTHER CONSENTS, VOTES OR PROXIES ARE NEEDED, AND NONE ARE REQUESTED.

BY ORDER OF THE BOARD OF DIRECTORS

Date: October 18, 2010	/s/ Mack Bradley, President
Mack Bradley, President